Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TetraLogic Pharmaceuticals Corporation 2004 Equity Incentive Plan and the TetraLogic Pharmaceuticals Corporation Amended and Restated 2013 Equity Incentive Plan of our report dated September 16, 2013 (except for Note 13, as to which the date is November 18, 2013), with respect to the financial statements of TetraLogic Pharmaceuticals Corporation, included in the Registration Statement (No. 333-191811) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
December 16, 2013